Exhibit 99.4
Summary Pro Forma Combined
Natural Gas, Oil and Natural Gas Liquids
 Reserve Data

The following tables set forth summary pro forma information with respect to Vanguard's and Encore's pro forma combined estimated net proved and proved developed natural gas, oil and natural gas liquids reserves as of December 31, 2009. This pro forma information gives effect to the acquisition of the Encore Interests as if it occurred on December 31, 2009. The Vanguard pro forma combined reserves include the noncontrolling interest in the Encore reserves of approximately 53.2% at December 31, 2009. Future exploration, exploitation and development expenditures, as well as future commodity prices and service costs, will affect the reserve volumes attributable to the acquired properties and the standardized measure of discounted future net cash flows.

Estimated quantities of natural gas, oil and natural gas liquids reserves as of December 31, 2009

	Gas (MMcf)
	Vanguard historical	Encore historical	Vanguard pro forma combined
Net proved reserves
January 1, 2009	81,237	78,011	159,248
Revisions of previous estimates	(36,569)	(7,164)	(43,733)
Extensions, discoveries and other	3,191	1,112	4,303
Purchases of reserves in place	39,832	18,837	58,669
Production	(4,542)	(6,097)	(10,639)
December 31, 2009	83,149	84,699	167,848

	Oil and Natural Gas Liquids (MBbls)
	Vanguard historical	Encore historical	Vanguard pro forma combined
Net proved reserves
January 1, 2009	4,547	27,278	31,825
Revisions of previous estimates	–	3,987	3,987
Extensions, discoveries and other	66	2	68
Purchases of reserves in place	5,810	–	5,810
Production	(460)	(2,337)	(2,797)
December 31, 2009	9,963	28,930	38,893

	Vanguard historical	Encore historical	Vanguard pro forma combined
Estimated proved reserves:
Natural Gas (MMcf)	83,149	84,699	167,848
Oil and Natural Gas Liquids (MBbls)	9,963	28,930	38,893
MBOE	23,821	43,047	66,868

Estimated proved developed reserves:
Natural Gas (MMcf)	54,129	78,379	132,508
Oil and Natural Gas Liquids (MBbls)	7,126	26,341	33,467
MBOE	16,148	39,404	55,552

The standardized measure of discounted future net cash flows relating to the combined proved gas, oil and natural gas liquids reserves at December 31, 2009 is as follows (in thousands):

	Vanguard historical	Encore historical	Vanguard pro forma combined
Future cash inflows	$846,196	$1,879,504	$2,725,700
Future production costs	(362,386)	(819,352)	(1,181,738)
Future development costs	(95,297)	(46,852)	(142,149)
Future abandonment costs, net of salvage	–	(29,339)	(29,339)
Future net income tax expense	–	(1,217)	(1,217)
Future net cash flows	388,513	982,744	1,371,257
10% annual discount for estimated timing of cash flows	(209,840)	(488,243)	(698,083)
Standardized measure of discounted future net cash flows	$178,673	$494,501	$673,174	(a)

(a) The total Vanguard pro forma combined standardized measure includes approximately $263.1 million attributable to the noncontrolling interest of Encore.

For the December 31, 2009 calculations in the preceding table, estimated future cash inflows from estimated future production of proved reserves were computed using the average natural gas and oil price based upon the 12-month average price of $3.87 and $3.83 per MMBtu for natural gas and $ 61.04 and $61.18 per barrel of crude oil for Vanguard and Encore historical, respectively, adjusted for quality, transportation fees and a regional price differential.

The following are the principal sources of change in the combined standardized measure of discounted future net cash flows (in thousands):

	Vanguard historical	Encore historical	Vanguard pro forma combined
Sales and transfers, net of production costs	$(29,313)	$(95,270)	(124,583)
Net changes in prices and production costs	(21,697)	153,083	131,386
Extensions discoveries and improved recovery, less related costs	1,673	1,588	3,261
Changes in estimated future development costs	2,557	(3,527)	(970)
Previously estimated development costs incurred during the period	5,825	4,732	10,557
Revision of previous quantity estimates	(64,155)	65,300	1,145
Accretion of discount	19,007	32,662	51,669
Purchases of reserves in place	80,776	19,136	99,912
Net change in income taxes	–	(457)	(457)
Change in production rates, timing and other	(6,073)	(9,368)	(15,441)
Net change in standardized measure	$(11,400)	$167,879	$156,479
Standardized measure, January 1, 2009	190,073	326,622	516,695
Standardized measure, December 31, 2009	$178,673	$494,501	$673,174 (a)

(a) The total Vanguard pro forma combined standardized measure includes approximately $263.1 million attributable to the noncontrolling interest of Encore.